Exhibit 3.2

State of Utah	File Number__________________________
DEPARTMENT OF COMMERCE	Non-Refundable Processing Fee: $37.00
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is:  Safari Associates, Inc.

2. The date the following amendment(s) was adopted:  November 13, 2006

3. If changing the corporation name, the new name of the corporation is:  Power-Save Energy Company

4. The text of each amendment adopted (include attachment if additional space needed):

Article 1 The name of the corporation is "Power-Save Energy Company"

5. If providing for an exchange, reclassification or cancellation of issued shares, providions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐	No shares have been issued or directors elected - Adopted by Incorporator(s)

☐	No shares have been issued but directors have been elected - Adopted by the board of directors

☐	Shares have been issued but shareholder action was not required - Adopted by the board of directors

☒	The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendments(s) was sufficient for approval by that voting group - Adopted by the shareholders

7. Delayed effective date (if not to be effective upon fiing) ___________________ (not to exceed 90 days)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.
By: /s/ Zirk Engelbrecht	Title: President

Dated this     13    day of       November        ,    2006    .

Under GRAMA (63-2-201), all registration information maintained by the Division is claffied as public record. For confidentiality purposes, the business entity phiscall address may be provided rather than the residential or private address of any individual affiliate with the entity.

Mailing/Faxing Information:          www.corporations.utah.gov/contactus.html

Division's Website:                     www.corporations.utah.gov